Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE1

OF

INCORPORATION

OF

NEXXUS LIGHTING, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Nexxus Lighting, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

FIRST: The name of the corporation is Revolution Lighting Technologies, Inc.

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is One Hundred and Fifty Million (150,000,000) shares of Common Stock, each share having $0.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $0.001 par value.

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors has previously designated the Series B Convertible Preferred Stock as provided in the certificate of designations attached hereto. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

FIFTH: The name and address of the incorporator is MaryJoan A. Floresta and her mailing address is c/o Bachner, Tally, Polevoy & Misher, 380 Madison Avenue, New York, New York 10017.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The election of directors need not be by written ballot, unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

SEVENTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the General Corporation Law or on the application of

[1]

Pursuant to Item 601(b)(3) of Regulation S-K, the Registrant is presenting the entire amended text of its articles of incorporation, including the amendment previously filed as Exhibit 3.1 to the Form 8-K filed on May 17, 2013.

trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The personal liability of directors of the Corporation is hereby eliminated to the full extent permitted by Section 102(b)(7) of the General Corporation Law as the same may be amended and supplemented.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law, as from time to time in effect or any successor provision thereto.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

Revolution Lighting Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, each share having $0.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $0.001 par value.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 8th day of June, 2015.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles J. Schafer
Charles J. Schafer President

THIRD CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REVOLUTION LIGHTING TECHNOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Revolution Lighting Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Revolution Lighting Technologies, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 16, 1993 under the name Super Vision International, Inc. On April 11, 2007, the Corporation changed its name from Super Vision International, Inc. to Nexxus Lighting, Inc. On November 14, 2012, the Corporation changed its name from Nexxus Lighting, Inc. to Revolution Lighting Technologies, Inc.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed third amendment to the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of the Corporation (the “Third Amendment”) and declaring the Third Amendment to be advisable. The requisite stockholders of the Corporation have duly approved the Third Amendment in accordance with Section 242 of the DGCL. The Third Amendment amends the Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding the following text immediately after the last paragraph of Article FOURTH:

“Effective upon the filing of the Third Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to cash payment for each fractional share of Common Stock that would have been issued to such person.

3. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment to be signed by its President and Chief Executive Officer on this 10th day of March, 2016.

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Robert V. LaPenta
Name: Robert V. LaPenta
Title: President and Chief Executive Officer